Exhibit 10.2

FIRST AMENDMENT TO AMENDED AND RESTATED
ADVISORY AGREEMENT OF
PHILLIPS EDISON GROCERY CENTER REIT III, INC.

This First Amendment (this “Amendment”) is made effective as of November 9, 2018, to the Amended and Restated Advisory Agreement (the “Advisory Agreement”), dated as of May 8, 2018, by and among Phillips Edison Grocery Center REIT III, Inc., a Maryland corporation (the “Company”), Phillips Edison Grocery Center Operating Partnership III, L.P., a Delaware limited partnership (the “Operating Partnership”), and PECO-Griffin REIT Advisor, LLC, a Delaware limited liability company (the “Advisor”). Capitalized terms used but not defined herein will have the meanings ascribed to such terms in the Advisory Agreement.

WHEREAS, the Company, the Operating Partnership and the Advisor previously entered into the Advisory Agreement; and

WHEREAS, pursuant to Section 22 of the Advisory Agreement, the Company, the Operating Partnership and the Advisor desire to amend the Advisory Agreement in order to modify the terms thereof with respect to certain joint venture matters;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Advisory Agreement is hereby amended as follows:

1.	Amendments to Section 1.

a.	Article 1 of the Advisory Agreement shall be amended to add the following definitions:

“PECO Member” shall mean PECO GRP II Manager LLC.

“Northwestern Mutual Joint Venture” shall mean the Joint Venture named Grocery Retail Partners II LLC by and among PECO Member and The Northwestern Mutual Life Insurance Company.

b.	The definition of “Contract Sales Price” is amended as follows:

“Contract Sales Price” means the total consideration set forth in a definitive agreement relating to any Sale or other Liquidity Event. In the case of the Contract Sales Price for a Property owned by any Joint Venture in which the Company or the Partnership is (directly or indirectly) a co-venturer or a partner, the portion of the total consideration that is attributable to the Company’s investment in the Joint Venture.

c.	The definition of “Cost of Assets” is amended as follows:

“Cost of Assets” means, with respect to a Property, the purchase price, Acquisition Expenses, capital expenditures and other customarily capitalized costs, but shall exclude Acquisition Fees associated with such Property. Excluded from Cost of Assets is the purchase price, Acquisition Expenses, Acquisition Fees, capital expenditures and other customarily capitalized costs with respect to any Property held by the Northwestern Mutual Joint Venture or a subsidiary thereof.

d.	The definition of “Sale” or “Sales” is amended as follows:

“Sale” or “Sales” means any transaction or series of transactions whereby: (a) the Company (directly or indirectly) (except as described in other subsections of this definition) sells, grants, transfers, conveys or relinquishes its ownership of any Property or portion thereof, including the lease of any Property consisting of the building only, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (b) the Company (directly or indirectly) sells, grants, transfers, conveys or relinquishes its ownership of all or substantially all of the interest in any Joint Venture in which it is (directly or indirectly) a co-venturer or partner; (c) any Joint Venture in which the Company (directly or indirectly) is a co-venturer or partner (except as described in other subsections of this definition) sells, grants, transfers, conveys or relinquishes its ownership of any Property or portion thereof, including any event with respect to any Property which gives rise to insurance claims or condemnation awards, or all or substantially all of the Properties held by such Joint Venture; (d) the Company (directly or indirectly) (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its interest in all or substantially all of its assets, or portion thereof, including any event with respect to any asset which gives rise to a significant amount of insurance proceeds or similar awards; or (e) the Company (directly or indirectly) sells or otherwise disposes of or distributes all of its assets in liquidation of the Company or the Operating Partnership.

Excluded from the foregoing definition shall be any transaction or series of transactions whereby: the Company (directly or indirectly) sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof to the Northwestern Mutual Joint Venture or a subsidiary thereof.

2.
Limited Effect; No Modifications. This Amendment is effective as of the date first set forth above. The amendment set forth above shall be limited precisely as written and relate solely to the provisions of the Advisory Agreement in the manner and to the extent described above. Except as expressly set forth herein, nothing contained in this Amendment will be deemed or construed to amend, supplement or modify the Advisory Agreement or otherwise affect the rights and obligations of any party thereto, all of which remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

Phillips Edison Grocery Center REIT III, Inc. By: /s/ Devin I. Murphy______ Name: Devin I. Murphy_____________ Title: Chief Financial Officer_________

Phillips Edison Grocery Center Operating Partnership III, L.P.

By: Phillips Edison Grocery Center OP GP III LLC, its general partner

By: /s/ Devin I. Murphy
Name: Devin I. Murphy_____________
Title: Chief Financial Officer_________

PECO-Griffin REIT Advisor, LLC By: Phillips Edison NTR III LLC, its managing member By: /s/ Devin I. Murphy_______ Name: Devin I. Murphy_____________ Title: Vice President________________